Exhibit 23.2
McGladrey & Pullen, LLP
One Valley Square, Ste. 250
512 Township Line Road
Blue Bell, PA  19422-2700
O 215-641-8600  F 215-641-8680

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in this Registration Statement on Form S-8 of Lightning Gaming, Inc. of our report dated January 29, 2008 relating to our audits of the financial statements of Lightning Poker, Inc. (f/k/a Pokermatic, Inc.) as of and for each of the two years in the period ended December 31, 2006, which report appears in the Form 8-K of Lightning Gaming, Inc. filed with the United States Securities and Exchange Commission on January 30, 2008.

/s/ McGladrey & Pullen, LLP
Blue Bell, Pennsylvania
April 25, 2008

McGladrey & Pullen, LLP is a member firm of RSM International –
an affiliation of separate and independent legal entities.